Exhibit 99.1

HCP PRICES $750 MILLION OF 4.00% SENIOR UNSECURED NOTES DUE 2025

IRVINE, Calif.—(BUSINESS WIRE)—May 14, 2015—HCP, Inc. (NYSE:HCP) today priced an offering of $750 million of 4.00% senior unsecured notes due 2025. The price to investors was 99.126% of the principal amount of the notes representing a yield-to-maturity of 4.107%.

The net proceeds from the offering after expenses are approximately $736.5 million.  HCP intends to allocate the net proceeds from this offering (i) to pay a portion of the respective purchase prices of the previously announced $849 million acquisition of a portfolio of 35 private pay senior housing communities from Chartwell Retirement Residences through a RIDEA structure with Brookdale Senior Living Inc. and $161 million acquisition of a medical office building located in Philadelphia, Pennsylvania and (ii) for general corporate purposes, including future acquisitions, investments or repayment of indebtedness.

The offering is expected to close on May 20, 2015, subject to customary closing conditions.

Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus. A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Prospectus Department, by phone at (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com; (ii) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk - 3rd floor or by phone at (212) 834-4533; (iii) Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department or by phone at (866) 718-1649 and (iv) Wells Fargo Securities, LLC, 608 2nd Avenue, South Minneapolis, MN 55402, Attention:  WFS Customer Service, by phone at (800) 645-3751 or by emailing wfscustomerservice@wellsfargo.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification thereof under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 30 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, as well as the GRESB Global Healthcare Sector Leader.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and deploy the resulting proceeds as indicated above, including the risk that the offering described above will not close on the indicated timetable or at all, and that the proceeds may not be able to be deployed as so indicated. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Source: HCP, Inc.

HCP, Inc.

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(949) 407-0400